Exhibit 99.1

Compass Therapeutics LLC and Subsidiary

Consolidated Financial Statements

December 31, 2019 and 2018

Compass Therapeutics LLC and Subsidiary

Index

December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members

Compass Therapeutics LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Compass Therapeutics LLC and Subsidiary (the "Company") as of December 31, 2019 and 2018, and the related consolidated statements of operations, preferred units and members’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CohnReznick LLP

We have served as the Company's auditor since March 2020.

Roseland, New Jersey

June 23, 2020

Compass Therapeutics LLC and Subsidiary

Consolidated Balance Sheets

(In thousands, except units and unit data)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$25,303	$57,511
Prepaid expenses and other current assets	935	1,370
Total current assets	26,238	58,881
Property and equipment, net	3,751	5,367
Restricted cash	263	262
Other assets	129	115
Total assets	$30,381	$64,625

Liabilities, Convertible Preferred Units and Members’ Deficit
Current liabilities:
Current portion of long-term debt	$5,576	$3,688
Accounts payable	629	1,730
Accrued expenses	3,122	2,657
Derivative liability related to loan	494	390
Total current liabilities	9,821	8,465
Long term debt, including accretion, net of current portion	9,293	11,064
Total liabilities	19,114	19,529
Commitments (Note 11)
Convertible preferred units (Series A-1, A-2, A-3, A-4, A4B and A-5) 207,164,404 units authorized, issued, and outstanding as of December 31, 2019 and 2018; aggregate liquidation preference $132,039,394 as of December 31, 2019 and 2018	129,870	129,870
Members’ deficit:
Class A common units - 305,346,089 units authorized at December 31, 2019 and 2018; 75,632,932 and 66,578,491 units issued and outstanding at December 31, 2019 and 2018, respectively	2,585	1,670
Class C common units - 4,509,750 units authorized, issued, and outstanding at December 31, 2019 and 2018	720	720
Accumulated deficit	(121,908)	(87,164)
Total members’ deficit	(118,603)	(84,774)
Total liabilities, convertible preferred units and members’ deficit	$30,381	$64,625

The accompanying notes are an integral part of these consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Consolidated Statements of Operations

(In thousands,)

	Year Ended December 31,
	2019	2018
Operating expenses:
Research and development	$22,449	$27,095
General and administrative	11,603	11,217
Total operating expenses	34,052	38,312
Loss from operations	(34,052)	(38,312)
Other income (expense):
Interest income	743	663
Interest expense	(1,228)	(767)
Change in fair value of call right liability	—	313
Change in fair value of derivative liability	(104)	(67)
Realized foreign exchange loss	(12)	(13)
Total other income (expense), net	(601)	129
Loss before income taxes	(34,653)	(38,183)
Income taxes	(91)	(103)
Net loss	$(34,744)	$(38,286)

The accompanying notes are an integral part of these consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Consolidated Statements of Preferred Units and Members’ Deficit

Years Ended December 31, 2019 and 2018

(In thousands, except units)

	Preferred Units		Common Units		Common Units		Common Units
	Series A-1, A-2, A-3,									Total
	A-4A, A4B and A-5		Class A		Class B		Class C		Accumulated	Members’
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Deficit	Deficit
Balances at December 31, 2017	162,424,715	$81,513	5,078,488	$181	46,542,838	$833	—	$—	$(48,878)	$(47,864)
Additional issuance costs in connection with the prior issuance of Series A4B preferred units	—	(7)	—	—	—	—	—	—	—	—
Issuance of Series A-5 preferred units — net of issuance costs of $129,241	44,739,689	49,084	—	—	—	—	—	—	—	—
Issuance of Class C common units associated with Series A-5 preferred units	—	(720)	—	—	—	—	4,509,750	720	—	720
Redesignation of Class B common units	—	—	46,542,838	833	(46,542,838)	(833)	—	—	—	—
Issuance of profit interests and related unit compensation expense	—	—	16,143,382	656	—	—	—	—	—	656
Forteiture of common units	—	—	(1,186,217)	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(38,286)	(38,286)
Balances at December 31, 2018	207,164,404	$129,870	66,578,491	$1,670	—	$—	4,509,750	$720	$(87,164)	$(84,774)

Issuance of profit interests and related unit compensation expense	—	—	19,643,100	915	—	—	—	—	—	915
Forfeiture of common units	—	—	(10,588,659)	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(34,744)	(34,744)
Balances at December 31, 2019	207,164,404	$129,870	75,632,932	$2,585	—	$—	4,509,750	$720	$(121,908)	$(118,603)

The accompanying notes are an integral part of these consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(34,744)	$(38,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,120	1,921
Loss/(gain) on disposal of fixed asset	5	(15)
Non-cash interest expense	116	121
Unit-based compensation	915	656
Change in fair value of derivative liability related to loan	104	67
Change in fair value of call right liability	—	(313)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	435	112
Other long term assets	(56)	69
Accounts payable	(1,101)	992
Accrued expenses	509	999
Deferred rent	(44)	(2)
Net cash used in operating activities	(31,741)	(33,679)
Cash flows from investing activities:
Purchases of property and equipment	(466)	(2,020)
Net cash used in investing activities	(466)	(2,020)
Cash flows from financing activities:
Additional issuance costs from prior issuance of Series A4B preferred units	—	(7)
Proceeds from issuance of Series A-5 preferred units	—	49,213
Issuance costs from Series A-5 preferred units	—	(129)
Proceeds from borrowings under loan	—	15,000
Fees related to borrowings under loan	—	(46)
Net cash provided by financing activities	—	64,031
Net change in cash, cash equivalents and restricted cash	(32,207)	28,332
Cash, cash equivalents and restricted cash at beginning of year	57,773	29,441
Cash, cash equivalents and restricted cash at end of year	$25,566	$57,773
Supplemental disclosure of cash flow information
Cash paid for interest	$1,115	$556
Supplemental disclosure of noncash investing and financing activities
Acquisition of equipment included in accrued expenses	$3	$105
Issuance of Class C common units associated with Series A-5 preferred units	$—	$720

The accompanying notes are an integral part of these consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

1.	Nature of Business

Compass Therapeutics LLC, a limited liability company, was formed under the laws of the state of Delaware in January 2014. Compass Therapeutics LLC has a wholly owned subsidiary, Compass Therapeutics Advisors Inc., formed in February 2015. Compass Therapeutics LLC and its wholly-owned subsidiary (the “Company”) are headquartered in Massachusetts. The Company is a fully integrated drug discovery and development company focused on comprehensively drugging the immune system with combinations of human monoclonal antibodies, multiclonals and engineered protein constructs.

The Company is subject to risks and uncertainties common to companies in the biotechnology and pharmaceutical industries. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s technology will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees and consultants.

2.	Liquidity, Uncertainties and Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Since its inception, the Company has funded its operations primarily with proceeds from the sale of preferred units and borrowings under loan agreements. The Company has incurred recurring losses since its inception, including net losses of $34.7 million and $38.3 million for the years ended December 31, 2019 and 2018, respectively. In addition, as of December 31, 2019, the Company had an accumulated deficit of $121.9 million. The Company expects to continue to generate operating losses for the foreseeable future. As of the issuance date of the annual consolidated financial statements for the year ended December 31, 2019, the Company expected that its cash and cash equivalents after taking into consideration private offering that was completed in June 2020 (See Note 16) would be sufficient to fund its operating expenses and capital expenditure requirements into Q4 2021. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

3.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates of the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Compass Therapeutics LLC and its wholly-owned subsidiary, Compass Therapeutics Advisors Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses, the valuation of the preferred equity call right liability, the valuation of the embedded derivative, the valuation of common units and estimates associated with unit-based awards. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from those estimates. Changes in estimates are recorded in the period that they become known.

Segment Information

Operating segments are defined as components of an enterprise for which separate and discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company has one operating segment. The Company’s chief operating decision maker, its chief executive officer, manages the Company’s operations on a consolidated basis for the purpose of allocating resources. All of the Company’s long-lived assets are held in the United States.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market funds. Cash equivalents are stated at cost, which approximates market value. Cash equivalents consisted of money market funds of $22.8 million and $55.3 million at December 31, 2019 and 2018, respectively.

Restricted Cash

As of December 31, 2019 and 2018, the Company was required to maintain a separate cash balance of $0.2 million to collateralize corporate credit cards with a bank, which was classified as restricted cash on the consolidated balance sheets as a non-current asset.

In connection with the Company’s lease agreement entered into July 2016 (see Note 11), the Company is required to maintain a letter of credit of $0.1 million for the benefit of the landlord. As of December 31, 2019, and 2018, the underlying cash balance securing this letter of credit was classified as restricted cash on the consolidated balance sheets as a non-current asset.

Concentrations of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents, and restricted cash with financial institutions that management believes to be of high-credit quality. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high-credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash, cash equivalents and restricted cash.

As of December 31, 2019 and 2018, the Company had no off-balance sheet risks such as foreign exchange contracts, option contracts or other hedging arrangements.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets as follows:

Estimated
Useful Life

Asset classification
Equipment	5 years
Furniture and fixtures	7 years
Software	5 years
Leasehold improvements	Lesser of estimated useful life or lease term

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations in the period of disposal. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. Assets held under capital leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization of assets held under capital leases is computed using the straight-line method over the shorter of the estimated useful life of the asset or the period of the related lease.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2019 or 2018.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

An entity may choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The Company’s cash equivalents are carried at fair value according to the fair value hierarchy described above and were determined based on Level 1 measurements (see Note 4). The Company’s restricted cash is carried at fair value according to the fair value hierarchy described above and were determined based on Level 2 measurements (see Note 4). The carrying values of other current assets and accounts payable approximate their fair value due to the short-term nature of these assets and liabilities. The carrying values of the Company’s loan approximated its fair value as of December 31, 2019 and March 31, 2020 due to its variable interest rate. The fair value of the loan related embedded derivative (see Note 4) was determined based on Level 3 measurements.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in members’ deficit as a reduction of proceeds generated as a result of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations. As of December 31, 2019 and 2018, the Company had no deferred offering costs.

Research and Development Costs

Costs associated with internal research and development and external research and development services, including drug development and preclinical studies, are expensed as incurred. Research and development expenses include costs for salaries, employee benefits, subcontractors, facility-related expenses, depreciation and amortization, unit-based compensation, third-party license fees, laboratory supplies, and external costs of outside vendors engaged to conduct discovery, preclinical and clinical development activities and clinical trials as well as to manufacture clinical trial materials, and other costs. The Company recognizes external research and development costs based on an evaluation of the progress to completion of specific tasks using information provided to the Company by its service providers.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such prepaid expenses are recognized as an expense when the goods have been delivered or the related services have been performed, or when it is no longer expected that the goods will be delivered, or the services rendered.

Costs associated with licenses of technology acquired as part of collaborative arrangements are expensed as incurred and are generally included in research and development expense in the consolidated statements of operations if it is determined the license has no alternative future use.

Accrued Research and Development Expenses

The Company has entered into various research and development and other agreements with commercial firms, researchers, universities and others for provisions of goods and services. These agreements are generally cancelable, and the related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ materially from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Debt Issuance Costs

Debt issuance costs consist of payments made to secure commitments under certain debt financing arrangements. These amounts are recognized as interest expense over the period of the financing arrangement using the effective interest method. If the financing arrangement is canceled or forfeited, or if the utility of the arrangement to the Company is otherwise compromised, these costs are recognized as interest expense immediately.

The Company’s consolidated financial statements present debt issuance costs related to a recognized debt liability as a direct reduction from the carrying amount of that debt liability.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expense in the consolidated statements of operations.

Unit-Based Compensation

The Company accounts for all unit-based awards granted to employees and non-employees as unit-based compensation expense at fair value. The Company measures the estimated fair value of the unit-based award on the date of grant.

The Company determines the fair value of the underlying profit interest units based on input from management and approved by the Board, which utilizes the Company’s enterprise value determined utilizing various methods including the back-solve method, the option-pricing method (“OPM”) or a hybrid of the probability-weighted expected return method (“PWERM”) and the OPM. The total enterprise value is then allocated to the various outstanding equity instruments, including the underlying profit interest, utilizing the option-pricing model.

For employee and non-employee awards, the Company recognizes compensation expense over the requisite service period, which is generally the vesting period of the respective award based on the grant date fair value of the award. The Company accounts for forfeitures as they occur.

The fair value of each profits interest unit is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected unit price volatility, the expected term of the unit, the risk-free interest rate for a period that approximates the expected term of the units and the Company’s expected dividend yield. The fair value of each restricted equity award is estimated on the date of grant based on the fair value of the Company’s common units on that same date. As there is no public market for its common units, the Company determines the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted-average of the historical volatility measures of this group of guideline companies. The Company expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded unit price. The expected term of the Company’s units granted to employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The Company has elected to apply the nonpublic entity practical expedient for calculating the expected term of non-employee awards, using the midpoint between the vesting date and the contractual term, which is consistent with the method used for employee awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common units; therefore, the expected dividend yield is assumed to be zero.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Income Taxes

Compass Therapeutics LLC elected to be treated as a partnership for income tax reporting purposes and therefore, federal and Massachusetts and any other state income taxes are the responsibility of the individual members. As such, no federal or state income taxes related to the LLC are recorded in the consolidated financial statements. The Company’s wholly-owned subsidiary, Compass Therapeutics Advisors Inc., is organized as a C-corporation and is subject to federal and state income taxes. All such taxes have been recorded in the consolidated financial statements.

The Company follows the liability method of accounting for income taxes, as set forth in ASC 740, “Accounting for Income Taxes.” ASC 740 provides for the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The guidance requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized. See Note 15 “Income Taxes” for further discussion of income taxes.

ASC 740-10, “Accounting for Uncertainty in Income Taxes” (“ASC 740-10”), provides detailed guidance for financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. In accordance with ASC 740-10, income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of the standard and in subsequent periods. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense over the next twelve months. The Company has no liabilities for uncertain tax positions recorded as of December 31, 2019 and 2018.

Net Loss per Unit

The Company follows the two-class method when computing net loss per unit as the Company has issued units that meet the definition of participating securities. The two-class method determines net income (loss) per unit for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common unitholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per unit attributable to common unitholders is computed by dividing the net income (loss) attributable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net income (loss) attributable to common unitholders is computed by adjusting net income (loss) attributable to common unitholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per unit attributable to common unitholders is computed by dividing the diluted net income (loss) attributable to common unitholders by the weighted average number of common units outstanding for the period, including potential dilutive common units. For purpose of this calculation, outstanding profit interest options, convertible preferred unit and warrants to purchase shares of convertible preferred units are considered potential dilutive common units.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The Company’s convertible preferred unit contractually entitles the holders of such units to participate in dividends but does not contractually require the holders of such units to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common unitholders, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common unitholders, diluted net loss per unit attributable to common unitholders is the same as basic net loss per unit attributable to common unitholders, since dilutive common units are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common unitholders for the years ended December 31, 2019 and 2018.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle and will require companies to use more judgment and make more estimates than under the prior guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The Company adopted ASU 2014-09 as of January 1, 2018, and the adoption had no impact on the Company’s consolidated financial statements as the Company does not currently have any revenue-generating arrangements.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The Company adopted ASU 2016-09 as of January 1, 2018, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The Company adopted ASU 2017-09 as of January 1, 2018, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (“ASU No. 2018-07”). These amendments expand the scope of Topic 718, Compensation—Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. The Company adopted ASU 2018-07 as of January 1, 2018, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). ASU 2016-09 will require consistency for the presentation of restricted cash on the statement of cash flows. The new guidance requires amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted ASU 2016-18 as of January 1, 2018, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the consolidated financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The standard is effective for the Company beginning January 1, 2021, with early adoption permitted. The Company plans to adopt this standard on January 1, 2021 and is currently evaluating the expected impact that the standard could have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements, which changes the fair value measurement disclosure requirements of ASC Topic 820. The goal of the ASU is to improve the effectiveness of ASC Topic 820’s disclosure requirements. The standard is effective for the Company beginning January 1, 2020. The adoption of this guidance is not expected to be material to the Company’s consolidated financial statements and related disclosures.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). The amendments in this update clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. The standard is effective for the Company beginning January 1, 2021. The Company is currently evaluating the potential impact ASU 2018-18 may have on its financial position and results of operations upon adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective beginning January 1, 2022. The Company does not expect the adoption of ASU 2019-12 to have a material impact on the Company’s consolidated financial statements.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

4.	Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurements as of December 31, 2019 Using:
	Quoted
	Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	December 31,
Assets
Cash equivalents – money market funds	$22,784	$—	$—	$22,784
Restricted cash	—	263	—	263
Total assets	$22,784	$263	$—	$23,047

Liabilities
Derivative liability related to loan	$—	$—	$494	$494
Total liabilities	$—	$—	$494	$494

	Fair Value Measurements as of December 31, 2018 Using:
	Quoted
	Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	December 31,
Assets
Cash equivalents – money market funds	$55,291	$—	$—	$55,291
Restricted cash	—	262	—	262
Total assets	$55,291	$262	$—	$55,553

Liabilities
Long term call right liability	$—	$—	$390	$390
Total liabilities	$—	$—	$390	$390

Valuation of Call Right Liability

As of December 31, 2017, the call right liability was comprised of the fair value of each investors’ right to purchase their allotted A-5 preferred units at the predetermined purchase price as described in Note 8. These call rights were financial instruments that might create a conditional obligation to repurchase units for cash in the contract and were therefore recorded as liabilities and measured at fair value. The call right liability was settled in June 2018 with the issuance of Series A-5 preferred units (“Series A-5”) as further described in Note 8 and is, therefore, no longer outstanding. The fair value of the Series A-5 call rights was based on significant inputs not observable in the market, which represented a Level 3 measurement within the fair value hierarchy. The Company utilized a Monte Carlo model to value these instruments. The assumptions used, in the Monte Carlo Simulations to value the equity on a daily basis through the expected date of the A-4 close were as follows: expected term of 0.75 years, expected volatility of 64.2%, risk-free rate of return of 0.53%, current total unit value of $67.5 million. An option pricing model was used to value the call right utilizing the following assumptions: equity price determined by Monte Carlo Simulations, expected term of 2.04 to 3.04 years, expected volatility of 67.4% to 68.7%, risk-free rate of return of 0.75% to 0.87%, and no expected dividend yield.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The following table provides a rollforward of the cumulative fair values of the Company’s call right liability for which fair value is determined by Level 3 inputs (in thousands):

Balances at December 31, 2017	$313
Decrease in fair value of call right liability at issuance of Series A-5	(313)
Balances at December 31, 2018	$—

Valuation of Derivative Liability

As of December 31, 2018, the Company’s derivative liability was comprised of the contingent interest rate reset features and a contingent feature to pay a success fee upon the occurrence of certain liquidity events in accordance with the loan and security agreement (refer to Note 7). The Company classified these instruments as a liability on its consolidated balance sheets because these features were not clearly and closely related to its host instrument and met the definition of a derivative. The derivative liability was initially recorded at fair value upon issuance of the loan and is being subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized as a component of other income (expense), net in the consolidated statements of operations.

The fair value of the derivative liability recognized in connection with the Company’s loan and security agreement entered into on March 30, 2018 (“2018 Loan Agreement”) (see Note 7) was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the derivative liability was determined using the probability-weighted expected return method, which considered as inputs the type, timing and probability of occurrence of a change-of-control event, the future equity financing and cash settlement of the loans; the potential amount of the payment under each of these potential settlement scenarios; and the risk-adjusted discount rate reflecting the expected risk profile for each of the potential settlement scenarios.

The following table provides a roll forward of the aggregate fair values of the Company’s derivative liability, for which fair value is determined using Level 3 inputs (in thousands):

Balances at December 31, 2017	$—
Initial fair value of derivative liability in connection with loan	323
Change in fair value	67
Balances at December 31, 2018	390
Change in fair value	104
Balances at December 31, 2019	$494

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

5.	Property and Equipment

Property and equipment as of December 31, 2019 and 2018, consisted of the following (in thousands):

	2019	2018
Equipment	$7,230	$6,904
Furniture and fixtures	629	599
Leasehold Improvements	896	1,172
Software	669	581
Assets not yet placed in service	230	207
Total property and equipment–at cost	9,654	9,463
Less: Accumulated depreciation and amortization	(5,903)	(4,096)
Property and equipment, net	$3,751	$5,367

Total depreciation and amortization expense for the years ended December 31, 2019 and 2018, was $2.1 and $1.9, respectively.

6.	Accrued Expenses

Accrued expenses as of December 31, 2019 and 2019 consisted of the following (in thousands):

	2019	2018
Accrued employee compensation and benefits	$1,759	$1,196
Accrued external research and development expenses	249	401
Accrued legal fees	417	279
Accrued interest expense	87	91
Accrued federal and state taxes	1	44
Accrued sales taxes	554	475
Other accrued expenses	55	171
Total accrued expenses	$3,122	$2,657

7.	Loan Payable

On March 30, 2018, the Company entered into the 2018 Loan Agreement with Pacific Western Bank, Inc. (“PWB”), which provides for a term loan of up to $15.0 million on the closing date, maturing and requiring full repayment of principal and interest by March 1, 2022 (“Maturity Date”). The Company borrowed the full $15.0 million available under the 2018 Loan Agreement in two separate tranches: $10.0 million upon execution of the 2018 Loan Agreement in March 2018 (“Tranche I”), and $5.0 million in September 2018 (“Tranche II”).

Borrowings under the 2018 Loan Agreement bear interest at a rate per year equal to the greater of 6.25% and 2.00% plus the Wall Street Journal prime rate; provided, however, that in the event the Company achieves certain milestones, the interest rate applicable to the borrowings under the 2018 Loan Agreement would be the greater of 6.25% and 1.50% plus the Wall Street Journal prime rate. In an event of default, as defined in the 2018 Loan Agreement, the interest rate applicable to borrowings would be increased by 5.0%.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The Company is required to make monthly payments of interest only, beginning on April 1, 2018 and continuing through March 30, 2019 (the “Interest Only End Date”), at which time the Company would begin making payments on the principal from April 1, 2019 through the Maturity Date. However, upon the achievement of certain milestones, the Interest Only End Date would be extended through September 30, 2019 or March 30, 2020, and the Maturity Date would be extended to September 1, 2022. The 2018 Loan Agreement allows for prepayment in full of the outstanding principal at any time, subject to a prepayment charge that is dependent on the prepayment date.

Per the 2018 Loan Agreement, upon a Liquidity Event, defined below, the Company would pay a success fee of $0.8 million, or $1.1 million if both Tranche I and Tranche II were issued (“Success Fee”). A Liquidity Event is defined as (a) any sale, license, or other disposition of all or substantially all of the assets of the Company, (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of a Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) an initial public offering of a Company’s equity securities.

Borrowings under the 2018 Loan Agreement are collateralized by substantially all of the Company’s personal property, excluding intellectual property. Under the 2018 Loan Agreement, the Company agreed to affirmative and negative covenants to which it would remain subject until maturity or repayment in full. The negative covenants included restrictions on the Company’s ability to incur additional indebtedness, pay dividends, encumber its property, or engage in certain fundamental business transactions, such as mergers or acquisitions of other businesses. The obligations under the 2018 Loan Agreement are subject to acceleration upon occurrence of specified events of default, including payment default, insolvency and a material adverse change in the Company’s business, operations or financial or other condition.

On September 26, 2018, the Company entered into the First Amendment to the 2018 Loan Agreement (the “First Amendment”) which amended the primary depository covenant by waiving violations on maintaining excess cash and decreasing the primary depository covenant. The First Amendment also amended the Success Fee due upon the occurrence of a Liquidity Event, from $0.8 million with a contingent $0.3 million upon the advance of the Tranche II, to the full $1.1 million upon the occurrence of a Liquidity Event.

In March 2019, the Company entered into the Second Amendment to the 2018 Loan Agreement (the “Second Amendment”), which extended the second milestone date from March 31, 2019 to April 30, 2019. The first milestone was achieved in February 2018 which extended the interest only period through September 30, 2019.

In October 2019, the Company entered into the Third Amendment to the 2018 Loan Agreement (the “Third Amendment”), which extended the Interest Only End Date to March 31, 2020. The amendment also added an additional covenant requiring the Company to maintain a minimum cash balance of $6.0 million at PWB commencing April 2, 2020 if additional finance proceeds of $40.0 million are not raised prior to April 2, 2020.

Each of the three amendments to the 2018 Loan Agreement were analyzed and determined to be debt modifications and not extinguishments.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The aggregate principal amount of debt outstanding as of December 31, 2019 and 2018 was $15.0 million, including Tranche I and Tranche II amounts. Current and non-current debt obligations reflected in the consolidated balance sheets as of December 31, 2019 and 2018 consisted of the following (in thousands):

December 31,
2018
Current liabilities:
Term loan under the 2018 Loan Agreement	$3,750
Unamortized debt discount	(62)
Loans payable, net of discount	3,688
Non-current liabilities:
Term loan under 2018 Loan Agreement	11,250
Unamortized debt discount	(186)
Loans payable, net of discount and current portion	11,064
Total loans payable, net of discount	$14,752

December 31,
2019
Current liabilities:
Term loan under the 2018 Loan Agreement	$5,625
Unamortized debt discount	(49)
Loans payable, net of discount	5,576
Non-current liabilities:
Term loan under 2018 Loan Agreement	9,375
Unamortized debt discount	(82)
Loans payable, net of discount and current portion	9,293
Total loans payable, net of discount	$14,869

The Company recognized interest expense under the 2018 Loan Agreement, as amended, of $1.2 million and $0.8 million during the years ended December 31, 2019 and 2018, respectively, including interest expense related to the amortization of the debt discount of $0.1 million and $0.1 million, respectively. As of December 31, 2019 and 2018, the unamortized debt discount was $0.1 million and $0.2 million, respectively.

As of December 31, 2019, the aggregate minimum future principal payments due in connection with the 2018 Loan Agreement, as amended, are summarized as follows (in thousands):

Year Ending December 31,
2020	$5,625
2021	7,500
2022	1,875
$15,000

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

8.	Preferred Units and Associated Call Right Liability

As of December 31, 2019 and 2018, the preferred units consisted of the following:

	Preferred Units	Liquidation
	Issued	Preference
Preferred Units	and Outstanding	(in thousands)
Series A-1	64,704,832	$15,978
Series A-2	36,782,734	15,000
Series A-3	23,467,151	15,000
Series A-4	15,253,415	15,000
Series A4B	22,216,583	21,848
Series A-5	44,739,689	49,214
	207,164,404	$132,040

The rights, preferences, and privileges of the preferred units are as follows:

Voting Rights

The preferred unitholders are entitled to the number of votes equal to the number of Class A common units into which each preferred unit is convertible. Any action to be taken by the unit holders requires the affirmative vote of a majority of unitholders, unless a different vote is required, including without limitation, actions requiring consent of the requisite preferred holders.

Conversion

Each preferred unit is convertible, at the option of the holder, at any time, and without the payment of additional consideration, into Class A common units as is determined by dividing the original purchase price by the conversion price with respect to such preferred unit in effect at the time of conversion. The Series A-1 conversion price is $0.2885 per unit, the Series A-2 conversion price is $0.4078 per unit, the Series A-3 conversion price is $0.6392, the Series A-4 and Series A4B conversion price is $0.9834 and the Series A-5 conversion price is $1.10.

Distribution

The Board shall, in its discretion, determine the timing and amount of any distribution to be made by the Company, in accordance with the operating agreement. Upon a liquidation event, proceeds are to be distributed in accordance with the following order of priority:

First, 100% to the members holding outstanding Series A-5, if any, to the extent of and in proportion to the Series A-5 units at $1.10 a unit with respect to the outstanding Series A-5 units held by each such member;

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Second, 100% to the members holding outstanding Series A4B, if any, to the extent of and in proportion to the Series A4B units at $0.9834 a unit with respect to the outstanding Series A4B units held by each such member;

Third, 100% to the members holding outstanding Series A-4, if any, to the extent of and in proportion to the Series A-4 units at $0.9834 a unit with respect to the outstanding Series A-4 units held by each such member;

Fourth, 100% to the members holding outstanding Series A-3, if any, to the extent of and in proportion to the Series A-3 units at $0.6392 a unit with respect to the outstanding Series A-3 units held by each such member;

Fifth, 100% to the members holding outstanding Series A-2, if any, to the extent of and in proportion to the Series A-2 units at $0.4078 a unit with respect to the outstanding Series A 2 units held by each such member; and

Sixth, 100% to the members holding outstanding Series A-1, if any, to the extent of and in proportion to the Series A-1 units at $0.2885 a unit with respect to the outstanding Series A-1 units held by each such member; and

Seventh, after payment in full to the holders of outstanding preferred units of the full amounts distributable to them, 100% to the members holding outstanding common units, in proportion to the respective number of outstanding common units held by each member (in addition to any payments made in respect of profit interest units to the extent the distributions made to holders of other units exceed the applicable “strike price” of the incentive units in question).

Preferred units shall be automatically deemed and treated as if they were converted into common units solely for purposes of determining the distributions made pursuant to the order of priority above, if the common unit distribution amount equals or exceeds (A) the original issue price then applicable to such Series of preferred units plus (B) the per unit amount of any unpaid tax distributions, divided by (C) the number of common units then issuable upon conversion hereunder of one (1) unit of such series of preferred units.

Liquidation

In the event of any liquidation or deemed liquidation, dissolution or winding-up of the Company, the assets of the Company would be distributed in accordance with the same order of priority as distributions.

The holders of preferred units have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the preferred units are classified outside of members’ deficit on the consolidated balance sheets.

Call Right Liability

In connection with a financing in 2015, the Series A-1 investors obtained call rights to purchase an aggregate of 36,782,737 units of Series A-2 at $0.4078 per unit, 23,466,834 units of Series A-3 at $0.6392 per unit, and 15,253,203 units of Series A-4 at $0.9834 per unit upon reaching certain predetermined scientific milestones. As each milestone was met, each investor was able to purchase their allotted preferred units at the prices per unit described above. In the event an investor elected not to purchase their preferred units upon a milestone event, that investor’s preferred units from the immediately preceding preferred unit round were automatically converted into Class A common units on a ten for one basis.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The call rights represented a freestanding financial instrument and required bifurcation from the preferred units. The call right is liability classified and was recorded upon issuance at fair value as a call right liability in the consolidated balance sheet. Subsequent changes in the fair value were recognized in the consolidated statement of operations in “change in fair value of call right liability” in the financial years that such changes related to. As of December 31, 2018, the call right liability had been settled as all issuances of Series A had been made.

Sale of Series A-5

In June 2018, the Company issued 44,739,689 units of Series A-5 at $1.10 per unit and 4,509,750 units of Class C common units, for gross proceeds of $ 49.2 million. Proceeds, net of issuance costs of $0.1 million, were $48.4 million. The Class C common units are intended to constitute “profits interests” for tax purposes and was valued at $0.7 million using an option pricing model valuation approach. Refer to Note 9 for the discussion on the valuation methodology.

The Series A-5 call rights previously issued in connection with the 2015 financing were valued at $0.3 million as of December 31, 2017. The valuation was based on the right having strike price of $1.66 per unit of Series A-5. In June 2018, the call right was amended to $1.10 per unit as the then Series A-5 fair value was $1.10 per unit. The fair value of the call right liability was $0 immediately before the Series A-5 financing. The Company recorded a gain in the consolidated statement of operations with a corresponding decrease to call right liability of $0.3 million for the year ended December 31, 2018.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

9.	Common Units, Warrants and Unit Incentive Plans

Upon formation of the Company, a capital account was established for each member. The capital account of each member is adjusted for the cash and property contributed by or distributed to each member, the amount of net profits or loss allocated to the member, and other adjustments. Net profit or loss is allocated to the members in proportion to their respective member interests in the Company.

In connection with prior financing transactions the Company issued warrants to purchase common units. A summary of the outstanding warrants at both December 31, 2019 and March 31, 2020 is as follows:

Date Granted	Number	Exercise Price	Expiration Date
6/17/2015	5,267,959	$2.8474	7/17/2022
12/7/2015	5,267,959	$2.8474	7/17/2022
9/7/2016	5,268,035	$2.8474	7/17/2022
7/11/2017	5,268,034	$2.8474	7/17/2022

The Company established two classes of its common units, one designated as Class A common units, each of which entitled its holder to one vote per unit; and the second designated as Class B common units, each of which entitled its holder to one vote per unit. In June 2018, the Board authorized the issuance of Class C common units and the Company redesignated Class B common units as Class A common units. As of December 31, 2018, Class A and Class C common units were the only classes of common units, each of which entitled its holder to one vote per unit. Due to employee terminations and resignations, 10,588,659 and 1,186,127 of Class A common units were forfeited during the years ended December 31, 2019 and 2018, respectively. The Company’s outstanding common units have been issued from the incentive pool and the founders pool. In June 2018, the founders pool was dissolved. Certain incentive units available for issuance under the founder’s pool were distributed to the holders of the Series A-3 and the Series A-4, as Class C common units. The remainder of the units available for issuance were redesignated as units available for issuance under the incentive pool as Class A common units. Common units in the incentive pool may be issued by the Board to employees, directors of, and consultants or advisors to the Company.

The Class C common units, issued to Series A-3, Series A-4 and Series A-5 holders, as well as the Class A common units issued or issuable under the incentive pool include incentive units (as defined in the restated operating agreement), are intended to constitute “profits interests” for tax purposes. Profits interest units are recorded as issued and outstanding common units when granted. Standard vesting for profits interests provide for 25% of units to vest after one year with the remaining vesting monthly thereafter over 36 months. As approved by the Board, some grants may have different vesting provisions. Class C common units were vested in full upon grant.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Unvested profits interests unit’s activity for the year ended December 31, 2019 and 2018, was as follows:

	Number of	Weighted
	Nonvested	Average
	Profits	Grant Date
	Interests	Fair Value

Outstanding at January 1, 2018	9,765,439	0.08
Granted	16,143,382	0.22
Vested	(4,790,327)	0.07
Forfeited	(1,186,217)	0.12
Outstanding at December 31, 2018	19,932,277	0.19

Granted	19,643,100	0.16
Vested	(7,044,620)	0.14
Forfeited	(10,588,658)	0.21
Outstanding at December 31, 2019	21,942,099	0.18

Expected to vest at December 31, 2018	19,932,277

Expected to vest at December 31, 2019	21,942,099

In connection with the issuance of any profits interests, the Board will determine and set a threshold dollar amount with respect to the units, or the strike price. The strike price is determined and set as the fair value of the underlying common units on the date of the grant.

The Company uses an option pricing model to value profit interests. The assumptions used to value profits interests granted during the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Expected term (in years)	6.0	6.0
Risk-free rate	1.74%	2.51%
Expected volatility	72.75%	60.28%
Expected dividend yield	0.00%	0.00%

The weighted-average grant-date fair value for profits interests granted during the years ended December 31, 2019 and 2018 was $0.16 and $ 0.22 per unit, respectively. Compensation expense from profits interests for the years ended December 31, 2019 and 2018, was $0.9 million and $0.7 million, respectively. As of December 31, 2019, remaining unrecognized compensation expense related to nonvested profits interests was $3.6 million, which is expected to be recognized over a weighted-average period of 2.2 years.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

10.	License, Research and Collaboration Agreements

License Agreements

Horizon Agreements

The Company entered into a license agreement on October 14, 2016 (the “Horizon Agreement”) with Horizon Discovery Ltd. (“Horizon”), which agreement pertains to a gene-edited cell line and expression vector. Under the terms of the Horizon Agreement, the Company paid a one-time only, upfront fee of £0.5 million (approximately $0.5 million) upon execution of the agreement in October 2016. The Company may terminate the Horizon Agreement without cause at any time upon 30 days prior written notice to Horizon.

In February 2018 the Company entered two license agreements (the “Horizon SSI License Agreement” and the “Horizon Transposase License Agreement”) with Horizon, collectively referred to as the Horizon License Agreements. The Horizon SSI License Agreement pertains to certain single site integration technology and the Horizon Transposase License Agreement pertains to certain transposase technology. In June 2019, the Company exercised its’ right to terminate both agreements and no additional payments were made or are due.

The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use. The Company recorded research and development expense of $0 and $0.3 million in connection with the Horizon SSI License Agreement during the years ended December 31, 2019 and 2018, respectively, and recorded research and development expense of $0 and $0.3 million in connection with the Horizon Transposase License Agreement during the years ended December 31, 2019 and 2018, respectively.

Collaboration Agreements

Adimab Agreement

The Company entered into a collaboration agreement with Adimab, LLC on October 16, 2014 which was subsequently amended on December 6, 2014 and February 11, 2015. As of December 31, 2019, future milestone payments in connection with this agreement amounted to $3.5 million. The agreement also includes provisions for payment of royalties at rates ranging in the single digits as a percentage of future net sales within a specified term from the first commercial sale. The Company recorded research and development expense of $1.5 million and $0 in connection with this agreement during the years ended December 31, 2019 and 2018, respectively.

Other License and Research Agreements

During 2019 and 2018, the Company entered into several license agreements with various academic and health care institutions to in-license certain intellectual property rights and know-how relevant to its programs. As part of the consideration related to these license agreements, the Company made cash payments of $0.8 million and $0.6 million during the years ended December 31, 2019 and 2018, respectively. The Company recorded $0.8 million and $0.4 million to research and development expense during the years ended December 31, 2019 and 2018, respectively. In addition, the Company also committed to make certain clinical and regulatory milestone payments in the aggregate of $0.5 million associated with the in-licensed technology.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

11.	Commitments

Operating Leases

The Company leased office space in Hanover, NH until the lease was assigned to a third party on February 1, 2018. The Company currently leases laboratory and office space in Cambridge, MA. The Company also leases a vivarium and storage space in Cambridge, MA which was extended in June 2019 through January 2021.

All leases expire between January 31, 2020 and January 31, 2021. The future minimum rental payments under the leases as of December 31, 2019 are as follows (in thousands):

Amount
Year Ending December 31,
2020	$302
2021	13
$315

In addition, the Company subleased one of its facilities in Cambridge, Massachusetts to an unrelated third party beginning on October 21, 2017 and expired at the end of the original lease term on December 31, 2018. The Company received approximately $ 0.5 million in annual sublease rental income for the year ended December 31, 2018. Rental expense is recorded as an operating expense within both research and development and general and administrative expenses. Rental expense for the years ended December 31, 2019 and 2018 was $ 1.8 million and $1.8 million, respectively.

The sublease on the Company’s main facility was set to expire on January 31, 2020. In January 2020, the sublease was extended. Refer to Note 16.

12.	Severance Costs

The Company incurred severance costs in 2018 and 2019. The costs recorded and paid are summarized as follows for the year ended December 31, 2019 (in thousands):

Balances at December 31, 2017	$0
Additional severance agreements	294
Payments	(74)
Balances at December 31, 2018	$220
Additional severance agreements	447
Payments	(667)
Balances at December 31, 2019	$—

13.	Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for substantially all of its employees. Eligible employees may make pre-tax or post-tax (Roth) contributions to the 401(k) Plan up to statutory limits. The Company does not make contributions to the plan.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

14.	Related Parties and Related-Party Transactions

On October 16, 2014, the Company entered into a collaboration agreement with Adimab, LLC.

The Company’s co-founder has a direct ownership interest in Adimab, LLC. The Company recorded $1.5 million and $0 in research and development expense related to Adimab, LLC for the years ended December 31, 2019 and 2018, respectively.

On September 18, 2017, the Company entered into a software license and services agreement with StackWave, LLC. An employee of the Company is the co-founder and has a direct ownership interest in StackWave, LLC. The Company recorded software expense of $20,000 and $37,000 in general and administration expense related to StackWave, LLC for the years ended December 31, 2019 and 2018, respectively. The Company also recorded capitalized software of $0.1 and $0.3 related to StackWave, LLC for the years ended December 31, 2019 and 2018, respectively.

15.	Income Taxes

Compass Therapeutics LLC is organized as a Delaware Limited Liability Company (LLC), treated as a partnership for federal and state income tax purposes. As such, members are allocated their share of the Company’s income/loss and are responsible for any federal, Massachusetts or any other state income taxes thereon. No federal or Massachusetts income taxes related to the LLC are recorded in the consolidated financial statements. The Company’s wholly owned subsidiary, Compass Therapeutics Advisors Inc., is organized as a C-corporation and is subject to federal and state income taxes. All such taxes have been recorded in the consolidated financial statements.

The federal and state income tax provision is summarized as follows (in thousands):

	2019	2018
Current
Federal	$(61)	$(64)
State	(30)	(39)
	(91)	(103)
Deferred
Federal	—	—
State	—	—
Total provision for income taxes	$(91)	$(103)

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	2019	2018
Short-Term Deferred tax asset
Net operating losses	$—	$26
Deferred tax asset before valuation allowance	—	26
Short-Term Valuation allowance		(26)
Net short-term deferred tax asset	$—	$—

Long-Term Deferred tax asset
R&D and other credit carryforwards	1,511	980
Deferred tax asset before valuation allowance	1,511	980
Long-Term Valuation allowance	(1,511)	(980)
Net long-term deferred tax asset	$—	$—

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which principally comprise of research and development credits. Starting in 2017, the Company is able to utilize a portion of its research and development credit against payroll taxes due to new federal tax legislation. The election was not made in 2019. The amounts listed above for 2018 are net of the portion applied against payroll. Management has considered the Company’s history of losses and excess credits and concluded that it is more likely than not that the Company will not recognize all of the benefit of federal deferred tax assets and all of the benefit of state deferred tax assets. Accordingly, a short-term valuation allowance of $0 and $0.1 and a long-term valuation allowance of $1.5 and $1.0 have been established at December 31, 2019 and 2018, respectively.

The Company does not have any liabilities related to uncertain tax positions as of December 31, 2019 and 2018.

16.	Subsequent Events

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company evaluated subsequent events through June 23, 2020, the date on which those financial statements were issued, and the following subsequent events were noted.

Merger Transaction

On June 19, 2020, Olivia Ventures, Inc., Acquisition Sub, Compass Therapeutics Acquisition, Blockers, Blockers Merger Subs and Blocker Holders entered into the Merger Agreement with Compass Therapeutics LLC, pursuant to which Compass Acquisition Sub merged with and into Compass Therapeutics LLC, with Compass Therapeutics continuing as the surviving entity and Acquisition Sub’ wholly-owned subsidiary, and each Blocker Merger Sub merged with and into the applicable Blocker, with each Blocker continuing as the surviving entity and Blocker Merger Subs’ wholly-owned subsidiary. As a result of the Merger, we acquired the business of Compass Therapeutics.

Compass Therapeutics LLC and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

At the Effective Time, an aggregate of 31,627,139 shares of our common stock were issued to holders of common and preferred membership units of Compass Therapeutics and to the holders of equity interests of the Blockers, after adjustments due to rounding for fractional shares. With respect to 15 holders of an aggregate of 131,472 Compass Therapeutics common membership units who were not accredited investors, we paid an aggregate of approximately $68 thousand in cash in consideration for cancelling such membership units in connection with the Merger. In addition, 2,930,836 shares of our common stock were reserved for issuance under our 2020 Stock Option and Incentive Plan. Immediately prior to the Effective Time, an aggregate of 4,000,000 of the 5,000,000 shares of our common stock held by pre-Merger stockholders of Olivia Ventures, Inc. were forfeited and surrendered for cancellation.

The Merger and the Blocker Mergers were treated as a recapitalization and reverse acquisition by us for financial reporting purposes. Compass Therapeutics is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Compass Therapeutics before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Code.

Private Placement Offering

On June 19, 2020, we sold 12,096,442 shares of our common stock pursuant to the initial closing of a private placement offering for up to 14,000,000 shares of our common stock, at a purchase price of $5.00 per share for approximately $54 million in net proceeds. The Offering closed on June 19, 2020. We may hold one or more subsequent closings at any time prior to July 19, 2020, unless otherwise extended, to sell any remaining shares in the Offering. We may also sell up to an additional 2,000,000 shares of our common stock at the Offering Price to cover over-subscriptions in the event the Offering is oversubscribed.

Operating Leases

On January 8, 2020, the Company extended its lease on the laboratory and office space in Cambridge, MA through January 2021. Total additional lease payments expected in 2020 and 2021 as a result of the extension were approximately $1.8.

Coronavirus (“COVID-19”)

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. The Company is monitoring the outbreak of COVID-19 and the related business and travel restrictions and changes to behavior intended to reduce its spread, in addition to the impact on its employees. The Company is not able to predict the ultimate impact that COVID -19 will have on its business; however, if the current economic conditions continue the Company will be forced to significantly scale back its business operations and its growth plans, and could ultimately have a significant negative impact on the Company.